Exhibit 99.0	Press Release: Data I/O Announces Gerald Ng as Vice President of Finance

Redmond, WA, June 30, 2023 – Data I/O Corporation (NASDAQ:DAIO), the leading global provider of advanced security and data deployment solutions for microcontrollers, security ICs and memory devices, announced that Gerald Ng will be joining the Company as Vice President of Finance with a start date of July 1, 2023. Effective August 16, 2023, he will become the Company’s Vice President and Chief Financial Officer.  Gerald brings a wealth of experience in finance and treasury functions, business development, financial planning & forecasting, monthly reporting and business compliance. Gerald was previously Chief Financial Officer for Kymeta Corporation, a broadband satellite and cellular networks communication company.  Gerald was CFO of FUJIFILM SonoSite, Inc. and prior to that CFO at Fluke Networks, a Danaher operating company, where he supported the sale of the business to NetScout, Inc.  He served as Vice President of Finance at Spiration, Inc. and was responsible for all finance and treasury functions and provided due diligence in the sale of the company to Olympus Medical.  Gerald holds a Masters of Business Administration from Northwestern University – Kellogg School of Management and a Bachelor of Arts Finance and Accounting from the University of Washington.

“We are thrilled to have Gerald join Data I/O,” said Anthony Ambrose, President and CEO of Data I/O Corporation. “Gerald comes to Data I/O with broad and deep CFO experience in related industries that will give him the necessary background and capabilities to help Data I/O achieve our strategic goals and advance the company to the next level on a global scale.”

“I am very pleased to join Data I/O at this exciting time in the company’s history,” said Gerald Ng. “I look forward to building on Data I/O’s strong tradition in finance and help drive growth in new areas.”

NASDAQ Required Equity Disclosure

Pursuant to NASDAQ rules, the initial equity compensation for Gerald Ng was approved by the Company’s Compensation Committee, consisting of only independent directors. They approved restricted stock unit and performance stock unit grants which were to be made as employment inducement grants included in his offer letter and consisted as follows:  inducement grants of 75,000 Restricted Stock Units vesting annually over 4 years, and up to 7,500 shares of Performance Stock Units with the performance measure based upon Data I/O’s revenue growth during the period of 2023 through 2025 resulting in potential shares of 2,500 at threshold, 5,000 at target, and 7,500 at maximum.  The equity grants are made under or pursuant to the terms of the Data I/O Corporation 2023 Omnibus Incentive Compensation Plan.

About Data I/O Corporation

Since 1972, Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other electronics devices. Today, our customers use Data I/O’s data programming solutions and security deployment platform to secure the global electronics supply chain and protect IoT device intellectual property from point of inception to deployment in the field.  OEMs of any size can program and securely provision devices from early samples all the way to high volume production prior to shipping semiconductor devices to a manufacturing line. Data I/O enables customers to reliably, securely, and cost-effectively bring innovative new products to life.  These solutions are backed by a portfolio of patents and a global network of Data I/O support and service professionals, ensuring success for our customers.  Learn more at dataio.com/Company/Patents.

Contact:

Data I/O Corporation

Jennifer Higgins

Marketing and Communications Manager

425-867-6922

higginj@dataio.com

Darrow Associates, Inc.

Jordan Darrow

(512) 551-9296

jdarrow@darrowir.com